Exhibit 10.2

CRANE CO.

EVA INCENTIVE COMPENSATION PLAN FOR OPERATING UNITS

PURPOSE OF PLAN: To maximize shareholder value by aligning management’s interests with those of shareholders and rewarding management for sustainable and continuous improvement in EVA (Economic Value Added).

ELIGIBILITY: Business Unit Presidents, Key Executives as designated and approved, including discretionary pools where appropriate.

ADMINISTRATION: The plan is administered by the Corporation’s Chief Executive Officer and Vice President-Human Resources and approved by the Management Organization and Compensation Committee of the Board of Directors. Awards are calculated and recommended on year-end audited results.

THE PLAN CONCEPTS: The plan is designed using the concept of Economic Value Added (EVA). Economic Value Added is defined as the difference between the return on capital and the cost of that capital multiplied by the amount of capital invested. The key elements of this plan are:

•	Cost of Capital (C*)

•	Return on Capital (R)

•	Capital Employed (C)

•	Net Operating Profit After Tax (NOPAT)

•	Economic Value Added (EVA). EVA = (R-C*) x C

•	Base EVA

•	Bonus Bank Account – one-third to one-half paid out each year (paid at 70% the first year in the pool and 50% for the second Year)

1.	Actual results are compared to prior year (not Plan).

2.	Return on capital invested is compared to a cost of capital.

3.	Bonus awards earned in a given year are put into a “Bank” with one-third to one-half of the bank being paid out each year (70% for a participant’s first year in the pool and 50% in the second year).

The participants and their percentage allocation are developed by the Business Unit President based upon their determination of each individual’s relative value to the Business Units’ success or, at his/her discretion, based upon a peer evaluation of each participant as to how the bonus pool should be allocated. The final percentage awarded into each individual’s bank will be determined by the Business Unit Executive based on the individual’s performance for the year as well as his relative performance compared to the other participants in that Business Unit. All awards are reviewed and approved by Corporate prior to distribution.

CURRENT BONUS POOL FORMULA:

If Prior Year EVA was
	Positive	Negative
• Units under $30MM sales & distribution	15/10%	25/0%
• All other Units	10/6%	15/0%

Note:	The Chief Executive Officer may modify the formula for particular Units, subject to approval of the Management Organization and Compensation Committee.

BONUS POOL CALCULATION: The bonus pool is generated by applying a formula to the EVA calculated. If a Unit’s prior year EVA was:

•	Positive – the current year’s formula is 15% or 10% of the change in EVA (positive or negative) plus 10% or 6% of any positive EVA in the current year.

•	Negative – the current year’s formula is 25% or 15% of the change in EVA (positive or negative).

BANK AND PAY-OUT CALCULATIONS: The EVA award is added to the individual’s bank account and then a portion of the account balance is paid out in cash to the participant.

The pay-out will range from one-third to one-half of the bank account at the discretion of the Chief Executive Officer, subject to approval by the Management Organization and Compensation Committee; provided that for a new participant the payout will be 70% in the first year and 50% in the second year. The remainder of the bank account balance represents the individual’s “equity” in the account.

Each year the Company will add interest income to a positive equity balance at the rate of six percent. No interest will be charged on a negative equity balance.

DISPOSITION OF THE EQUITY BALANCE: Certain events may occur that change the status of the plan and/or the employee’s right to participate in the plan. The following is an outline of what would happen to any positive equity balance upon a particular event:

EVENT	DISPOSITION OF EQUITY BALANCE

• terminate/quit	• lose equity balance

• removed from plan/demotion	• equity balance paid out over next two years

• Unit sold by Crane Co.	• receive in cash

• retire(1) /death/disabled	• receive in cash

• Unit spun off	• don’t receive. Continued

• Crane Co. acquired	• receive in cash

• transfer to another Business Unit	• equity balance transfers with participant

(1)	Retirement is defined as normal retirement – age 65

RIGHT TO AMEND AND MODIFY: EVA is the way we measure our business performance and establish the funds available (positive or negative) to recognize the results. As we have seen, formula driven plans are not perfect and, from time to time, need to be modified by me and the Management

Organization and Compensation Committee of the Board of Directors to achieve the desired result of enhancing shareholder value for Crane Co. We, therefore, must reserve the right to make changes in the overall plan, and/or by Business Unit, and/or by individual participants.

/s/ Eric C. Fast
Eric C. Fast

EVA incentive compensation plan for operating units